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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G



                   Under the Securities Exchange Act of 1934
                             (Amendment No._____)*


                                  Acsys, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, no par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                 000087X 10 3
                        ------------------------------
                                 (CUSIP Number)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [_] Rule 13d-1(c)

     [X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.
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  CUSIP NO. 00087X 10 3
           ------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    S.S. IDENTIFICATION NOS. OF ABOVE PERSONS.


      Harry J. Sauer ###-##-####
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Pennsylvania
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          993,521
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9    (See Instructions)

      993,521
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
10    (See Instructions)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
11

      6.9%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12    (See Instructions)

      IN
------------------------------------------------------------------------------

                               Page 2 of 6 pages


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  CUSIP NO. 00087X 10 3
           ------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    S.S. IDENTIFICATION NOS. OF ABOVE PERSONS.


      The Sauer Family Foundation 23-2963352
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Pennsylvania
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          25,000
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          25,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9    (See Instructions)

      25,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
10    (See Instructions)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
11


------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12    (See Instructions)

      CO
------------------------------------------------------------------------------

                               Page 3 of 6 pages


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Item 1

     (a) Name of Issuer  Acsys, Inc.

     (b) Address of Issuer's Principal Executive Offices 75 14th Street, Suite 2200, Atlanta, GA 30309


Item 2

     (a) Name of Person Filing Harry J. Sauer

     (b) Address of Principal Business Office or, if none, Residence
         Acsys Resources, 1700 Market Street, Street, Suite 3110, Philadelphia, PA 19103

     (c) Citizenship Pennsylvania

     (d) Title of Class of Securities Common Stock, no par value

     (e) CUSIP Number  00087X 10 3

Item 3. If this statement is filed pursuant to (S)(S)240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

     (a) [_] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

     (b) [_]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c) [_] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d) [_] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e) [_]  An investment adviser in accordance with
              (S)240.13d-1(b)(1)(ii)(E);

     (f) [_]  An employee benefit plan or endowment fund in accordance with
              (S)240.13d-1(b)(1)(ii)(F);

     (g) [_]  A parent holding company or control person in accordance with
              (S)240.13d-1(b)(1)(ii)(G);

     (h) [_] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j) [_]  Group, in accordance with (S)240.13d-1(b)(1)(ii)(J).

Item 4. Ownership.

     (a)  Amount beneficially owned:  993,521

     (b)  Percent of class:  6.9


     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote  993,521

          (ii)  Shared power to vote or to direct the vote

          (iii) Sole power to dispose or to direct the disposition of  993,521

          (iv)  Shared power to dispose or to direct the disposition of

     Instruction. For computations regarding securities which represent a right to acquire an underlying security see (S)240.13d-3(d)(1).

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [_]

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not Applicable

                               Page 4 of 6 pages


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Item 7.  Identification and Classification of the Subsidiary Which Acquired the
         Security Being Reported on by the Parent Holding Company.

     If a parent holding company has filed this schedule, pursuant to Rule 13d-1(b)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary. Attached herto as Exhibit 1 is a statement identifying each member of the group.

Item 8.  Identification and Classification of Members of the Group.

         Not Applicable

Item 9.  Notice of Dissolution of a Group

         Not Applicable

Item 10. Certification

         Not Applicable


                               Page 5 of 6 pages
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                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                      February 12, 1999
                                              ----------------------------------
                                                            Date

                                                  /s/ Harry J. Sauer
                                              ----------------------------------
                                                          Signature

                                                  Harry J. Sauer, Director
                                              ----------------------------------
                                                          Name/Title



                                              THE SAUER FAMILY FOUNDATION


                                                      February 12, 1999
                                              ----------------------------------
                                                            Date

                                                  /s/ Harry J. Sauer
                                              ----------------------------------
                                                          Signature

                                                  Harry J. Sauer, Director
                                              ----------------------------------
                                                          Name/Title




                               Page 6 of 6 pages